                                  CREDIT AGREEMENT


     This credit agreement is made and entered into as of the 18th day of June, 1998, by and between U. S. BANK NATIONAL ASSOCIATION, a national banking association ("U. S. Bank"), and MACKIE DESIGNS INC., a Washington corporation ("Borrower"). Words and phrases with initial capitalized letters have the meanings assigned in ARTICLE I hereof.

                                 R E C I T A L S :

     A. U. S. Bank is a national banking association with its principal place of business in Seattle, Washington. Borrower is a corporation formed and existing under the laws of the state of Washington and is engaged in the business of developing, manufacturing, and selling professional audio equipment.

     B. U. S. Bank has previously extended to Borrower certain credit facilities pursuant to that certain business loan agreement dated October 21, 1997 (the "Existing Loan Agreement"). Borrower has requested U. S. Bank to extend the maturity date of the revolving line of credit extended to Borrower under the Existing Loan Agreement and to provide Borrower with an additional loan in the initial principal amount of $14,000,000. Upon satisfaction of the conditions precedent to the initial Funding under this Agreement, the Existing Loan Agreement shall be deemed amended and restated in its entirety by this Agreement.

     C. U. S. Bank is prepared to extend such credit facilities to Borrower on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:

ARTICLE I.     DEFINITIONS

     1.1  TERMS DEFINED

     As used herein, the following terms have the meanings set forth below:

     "Acquisition Loan" has the meaning set forth in SECTION 3.1 hereof and includes all renewals, replacements, and amendments of the Acquisition Loan.

     "Acquisition Loan Commitment" has the meaning set forth in SECTION 3.1 hereof.

CREDIT AGREEMENT                                                       PAGE 1

     "Acquisition Note" has the meaning set forth in SECTION 3.3 hereof and includes all renewals, replacements, and amendments of the Acquisition Note.

     "Affiliate" means a Person that now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Borrower. A Person shall be deemed to control a corporation or partnership if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management of such corporation or partnership, whether through the ownership of voting securities, by contract, or otherwise.

     "Agreement" means this credit agreement and includes all amendments to this Agreement.

     "Applicable Law" means all applicable provisions and requirements of all
(a) constitutions, statutes, ordinances, rules, regulations, standards, orders, and directives of any Governmental Bodies, (b) Governmental Approvals, and (c) orders, decisions, decrees, judgments, injunctions, and writs of all courts and arbitrators, whether such Applicable Laws presently exist, or are modified, promulgated, or implemented after the date hereof.

     "Applicable Margin" means the rate per annum that is determined by reference to the following matrix and based upon the quarterly financial statements of Borrower provided to U. S. Bank in accordance with the terms of this Agreement for the preceding fiscal quarter of Borrower. Adjustments shall be made 60 days after the end of each fiscal quarter of Borrower (when quarterly financial statements are required to be delivered to U. S. Bank); provided, however, that if Borrower has not delivered its financial statements for the previous fiscal quarter within 60 days of the end of such fiscal quarter, then the Applicable Margin in effect for the previous fiscal quarter shall continue to apply unless U. S. Bank exercises its right to impose the default rate provided for in this Agreement.

CREDIT AGREEMENT                                                       PAGE 2


                                                PRIME RATE      LIBOR RATE
                                                APPLICABLE      APPLICABLE
   FUNDED DEBT RATIO                              MARGIN          MARGIN
   ------------------------------------------------------------------------
   LESS THAN OR EQUAL TO 3.0:1.0 and MORE THAN        .25%            2.00%
     2.0:1.0
   ------------------------------------------------------------------------
   LESS THAN OR EQUAL TO 2.0:1.0 and MORE THAN        0%              1.50%
     1.0:1.0
   ------------------------------------------------------------------------
   LESS THAN OR EQUAL TO 1.0:1.0                      0%              1.25%
   ------------------------------------------------------------------------

     Where: (symbols)

     LESS THAN OR EQUAL TO = less than or equal to

     MORE THAN = greater than

The Applicable Margins set forth above shall apply unless there exists an Event of Default, in which case U. S. Bank may elect to apply the default rate pursuant to the terms of this Agreement. The Funded Debt Ratio as used in this definition shall be calculated as of the last day of the relevant fiscal quarter of Borrower for the four trailing fiscal quarters then ended.

     "Borrower" means Mackie Designs Inc., a Washington corporation, and its successors.

     "Borrowing Notice" has the meaning set forth in SECTION 4.1(a) hereof.

     "Business Day" means any day except a Saturday, Sunday, or other day on which national banks in the state of Washington are authorized or required by law to close.

     "Capital Expenditures" means the aggregate amount of capital expenditures of Borrower as determined in accordance with generally accepted accounting principles, including leases that are or should be capitalized pursuant to generally accepted accounting principles.

     "Claims" has the meaning set forth in SECTION 10.13 hereof.

     "Collateral" means all the property, real or personal, tangible or intangible, now owned or hereafter acquired, in which U. S. Bank has been or is to be granted a security interest by Borrower or any other Person, to secure the Indebtedness of Borrower to U. S. Bank.

CREDIT AGREEMENT                                                       PAGE 3

     "Commitment Period" has the meaning set forth in SECTION 2.1 hereof.

     "Debt Service" means, during the relevant period, all principal payments due (whether or not made) and interest expense of Borrower, including (a) all payments due on leases that are or should be capitalized under generally accepted accounting principles, and (b) an amount equal to the maximum outstanding principal balance of the Acquisition Loan during the relevant period, less the amount of the Acquisition Loan Commitment as of the last day of the relevant period.

     "Debt Service Coverage Ratio" means the ratio of (a) EBITDA, less (i) cash paid by Borrower during the relevant period for Capital Expenditures, which cash does not constitute proceeds of purchase money Capital Expenditure loans made to Borrower, and (ii) dividends and distributions paid to Borrower's shareholders, to (b) Debt Service.

     "Default" means any condition or event that constitutes an Event of Default or with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Disposition Payment" has the meaning set forth in SECTION 6.17 hereof.

     "EBITDA" means Borrower's net income (before taxes) for the relevant period, subject to the following adjustments:

          (a) There shall be added to net income: (i) charges against income consisting of depreciation of real and personal property, amortization, write-off of goodwill, and other intangibles, and (ii) interest expense; and

          (b) There shall be deducted from net income revenues derived from net gains from sales of capital assets.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Event of Default" has the meaning set forth in SECTION 9.1 hereof.

     "Existing Loan Agreement" has the meaning set forth in RECITAL B hereof.

     "Funded Debt Ratio" means the ratio of Interest Bearing Debt to EBITDA.

     "Funding" means any disbursement of the proceeds of the Revolving Loan or the Acquisition Loan or the issuance or renewal of any Letter of Credit.

CREDIT AGREEMENT                                                       PAGE 4

     "Governmental Approval" means any authorization, consent, approval, certificate of compliance, license, permit, or exemption from, contract with, registration or filing with, or report or notice to, any Governmental Body required or permitted by Applicable Law.

     "Governmental Body" means the government of the United States, any state or any foreign country, or any governmental or regulatory official, body, department, bureau, subdivision, agency, commission, court, arbitrator, or authority, or any instrumentality thereof, whether federal, state, or local.

     "Guaranty" has the meaning set forth in SECTION 5.1(d) hereof and includes all replacements, amendments, and modifications of the Guaranty.

     "Guarantor" means Mackie Designs Manufacturing Inc., a Washington corporation, and its successors.

     "Hazardous Materials" means oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances, or related materials including but not limited to substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any Hazardous Materials Laws.

     "Hazardous Materials Claims" means (a) enforcement, cleanup, removal, or other regulatory actions instituted, completed, or threatened by any Governmental Body pursuant to any applicable Hazardous Materials Laws and (b) claims made or threatened by any third party against Borrower, any Subsidiary, or their property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from Hazardous Materials.

     "Hazardous Materials Laws" means all Applicable Laws pertaining to Hazardous Materials.

     "Indebtedness" means all items that in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of the balance sheet as of the date that "Indebtedness" is to be determined and in any event includes liabilities secured by any mortgage, deed of trust, pledge, lien, or security interest on property owned or acquired, whether or not such a liability has been assumed, and the guaranties, endorsements (other than for collection in the ordinary course of business), and other contingent obligations with regard to the obligations of other Persons.

CREDIT AGREEMENT                                                       PAGE 5

     "Interest Bearing Debt" means any Indebtedness of Borrower that bears interest, including, without limitation, leases that are or should be capitalized under generally accepted accounting principles.

     "Interest Period" means as to any LIBOR Rate Borrowing, a period of one, two, three, six, nine or 12 months commencing on the date the LIBOR Borrowing Rate becomes applicable thereto; PROVIDED however, that: (a) no Interest Period shall be selected which would extend beyond the maturity date of the applicable loan; (b) any Interest Period which would otherwise expire on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event the Interest Period shall end on the immediately preceding Business Day; and (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

     "Letters of Credit" has the meaning set forth in Section 2.7 hereof and includes all renewals, replacements, and modifications thereof.

     "LIBOR Borrowing Rate" means the per annum rate of interest equal to the LIBOR Rate plus the Applicable Margin.

     "LIBOR Rate" means for any Interest Period, the rate per annum equal to the average offered rate for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of an Interest Period of a LIBOR Rate Borrowing, for the number of days comprised therein, which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time (or such other time as of which such rate appears) on the day that is two Business Days preceding the first day of the Interest Period or the rate for such deposits determined by U. S. Bank at such time based on such other published service of general application as shall be selected by U. S. Bank for such purpose; PROVIDED, that in lieu of determining the rate in the foregoing manner, U. S. Bank may determine the rate based on rates offered to U. S. Bank for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%) in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein; PROVIDED, FURTHER, that the LIBOR Rate shall be adjusted to take into account the maximum reserves required to be maintained for Eurocurrency liabilities by banks during each such Interest Period as specified in Regulation D of the Board of Governors of the Federal Reserve System or any successor regulation.

CREDIT AGREEMENT                                                       PAGE 6

     "LIBOR Rate Borrowing" means any Funding or any portion of the applicable loan for which Borrower has elected the LIBOR Borrowing Rate to apply. The minimum amount of each LIBOR Rate Borrowing shall be $1,000,000 with increments of $500,000 in excess thereof.

     "Loan Documents" means this Agreement, the Notes, the Security Agreement, and the Guaranty, together with all other agreements, instruments, and documents arising out of or relating to this Agreement or the Loans, and includes all renewals, replacements and amendments thereof.

     "Loans" means the Revolving Loan and the Acquisition Loan, as well as all renewals, replacements, and amendments thereof.

     "Notes" means the Revolving Note and the Acquisition Note, as well as all renewals, replacements, and amendments thereof.

     "Participant" means any financial institution to which U. S. Bank sells a participation in any of the Loans.

     "Permitted Liens" has the meaning set forth in SECTION 7.5 hereof.

     "Person" means any individual, partnership, joint venture, firm, corporation, association, trust, or other enterprise or any Governmental Body.

     "Plan" means an employee pension benefit plan that is covered by ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986 and is either (a) maintained by Borrower or any Affiliate for employees of Borrower or any Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "Prime Rate" means that rate of interest announced by U. S. Bank from time to time as its prime rate or reference rate. The Prime Rate is not necessarily the lowest rate of interest charged by U. S. Bank to any classification of U. S. Bank customers. For purposes of this Agreement, each time the Prime Rate changes, a contemporaneous change shall occur in the interest rate charged to Borrower on any Loans then bearing interest at a rate indexed to the Prime Rate, effective upon the announcement or publication of any such change in rate. U. S. Bank shall not be obligated to notify Borrower of any change in the Prime Rate; however, the Prime Rate is available upon inquiry of U. S. Bank.

CREDIT AGREEMENT                                                       PAGE 7

     "Prime Borrowing Rate" means the per annum rate of interest equal to the Prime Rate plus the Applicable Margin.

     "Prime Rate Borrowing" means any Funding or portion of the applicable loan pursuant to the terms of this Agreement that bears interest at the Prime Borrowing Rate.

     "Revolving Loan" has the meaning set forth in SECTION 2.1 hereof and includes all renewals, replacements, and amendments of the Revolving Loan.

     "Revolving Note" has the meaning set forth in SECTION 2.3 hereof and includes all renewals, replacements, and amendments of the Revolving Note.

     "Security Agreements" has the meaning set forth in SECTION 5.1(c) hereof and includes all renewals, replacements, and amendments of the Security Agreement.

     "Subsidiary" means any corporation, association, partnership, limited liability company, limited liability partnership, joint venture or other business entity of which more than 50% of the voting stock, membership interests, or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by Borrower, or one or more of the Subsidiaries of Borrower, or a combination thereof.

     "Tangible Net Worth" means Borrower's net worth determined in accordance with generally accepted accounting principles, less (a) the amount of all deferred charges; (b) all intangible assets including but not limited to goodwill, licenses, franchises, trademarks, trade names, service marks, patents, and copyrights; (c) unamortized debt discount and expense; (d) the cost of capital stock of an Affiliate; (e) any Indebtedness owing to Borrower by an Affiliate thereof, unless such Indebtedness arose in connection with the sale or lease of goods or property in the ordinary course of business or the performance of services in the ordinary course of business and would otherwise constitute current assets in accordance with generally accepted accounting principles; and (f) the amount of any write-up in book value of the assets of Borrower resulting from any revaluation of assets.

     "U. S. Bank" means U. S. Bank National Association, a national banking association, and its successors and assigns.

     "Working Capital" means Borrower's current assets, less Borrower's current liabilities.

CREDIT AGREEMENT                                                       PAGE 8

     1.2  ACCOUNTING TERMS

     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     1.3  RULES OF CONSTRUCTION

     Unless the context otherwise requires, the following rules of construction apply to the Loan Documents:

          (a) Words in the singular include the plural and in the plural include the singular.

          (b) Provisions of the Loan Documents apply to successive events and transactions.

          (c) In the event of any inconsistency between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement govern.

     1.4  Incorporation of Recitals and Exhibits

     The foregoing recitals are incorporated into this Agreement by reference. All references to "Exhibits" contained herein are references to exhibits attached hereto, the terms and conditions of which are made a part hereof for all purposes.

ARTICLE II.    REVOLVING LOAN

     2.1  LOAN COMMITMENT

     Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will make Fundings to Borrower from time to time during the period ending on April 30, 2000 (the "Commitment Period"), but such Fundings (together with any outstanding Letters of Credit) shall not exceed, in the aggregate principal amount at any one time outstanding, $5,000,000 (the "Revolving Loan"). Borrower may borrow, repay, and reborrow hereunder either the full amount of the Revolving Loan or any lesser sum.

CREDIT AGREEMENT                                                       PAGE 9

     2.2  USE OF PROCEEDS

     The proceeds of the Revolving Loan shall be used by Borrower for general corporate purposes. The proceeds of the Revolving Loan shall not be used to finance the acquisition by Borrower of the stock or other ownership interest of or any substantial portion of assets of any Person. The Revolving Loan is a renewal of the revolving line of credit extended by U. S. Bank to Borrower pursuant to the terms of the Existing Loan Agreement. Upon execution of this Agreement by the parties, Borrower shall not be entitled to any advances under the Existing Loan Agreement.

     2.3  REVOLVING NOTE

     The Revolving Loan shall be evidenced by a promissory note in the form attached hereto as EXHIBIT A (the "Revolving Note").

     2.4  INTEREST RATES

     Each time Borrower requests a Funding, at any time prior to the expiration of each Interest Period for any LIBOR Rate Borrowing, and at any other time with respect to Prime Rate Borrowings, so long as there exists no Event of Default, Borrower may elect either the Prime Borrowing Rate or the LIBOR Borrowing Rate to apply to such Funding, such existing LIBOR Rate Borrowing at the end of the Interest Period, or such existing Prime Rate Borrowing. In the event Borrower does not specify an interest rate election as provided for herein for a requested Funding or prior to the end of any Interest Period with respect to an existing LIBOR Rate Borrowing, then such Funding or existing LIBOR Rate Borrowing at the expiration of such Interest Period shall be deemed to constitute a Prime Rate Borrowing. There shall be a maximum of three LIBOR Rate Borrowings outstanding under the Revolving Loan at any time.

     2.5  REPAYMENT

          (a) Commencing on the first day of the first month following the initial Funding under the Revolving Loan and on the first day of each month thereafter, Borrower shall pay U. S. Bank an amount equal to all accrued interest on the Revolving Loan.

          (b) Borrower shall pay U. S. Bank all outstanding principal, accrued interest, and other charges with respect to the Revolving Loan on the last day of the Commitment Period.

CREDIT AGREEMENT                                                       PAGE 10

     2.6  REVOLVING LOAN FEE

     Concurrently with the execution of this Agreement, Borrower shall pay U.
S. Bank a nonrefundable fee for the Revolving Loan in the amount of $12,500.

     2.7  LETTERS OF CREDIT

          (a) Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will issue standby and commercial letters of credit (the "Letters of Credit") for the benefit of Borrower in forms acceptable to U. S. Bank from time to time during the Commitment Period. The expiration date of any Letter of Credit shall not extend beyond October 31, 2000. The maximum aggregate amount of outstanding Letters of Credit plus the aggregate outstanding amount of principal and interest on the Revolving Loan shall not exceed, at any one time, $5,000,000.

          (b) Borrower shall pay to U. S. Bank a fee for the issuance of each Letter of Credit in an amount equal to U. S. Bank's customary fee for the issuance of letters of credit, plus U. S. Bank's customary fees and handling charges, all established by U. S. Bank from time to time. Such fees may be paid to U. S. Bank by U. S. Bank's making a Funding under the Revolving Loan.

          (c) Any draws on Letters of Credit issued by U. S. Bank pursuant to the terms of this Agreement shall be paid by Borrower immediately upon receipt of notice from U. S. Bank of such draw. So long as Borrower meets the conditions to Fundings under the Loans, draws on Letters of Credit may be paid from Fundings under the Revolving Loan. In the event Borrower fails to make such immediate repayment, U. S. Bank shall be authorized to consider any such draws as Fundings under the Revolving Loan. In the event Borrower is in Default under the terms of this Agreement on the date of any such draw, such draw will nevertheless constitute a Funding on the Revolving Loan and shall not constitute a waiver of any of U. S. Bank's rights hereunder or under any of the other Loan Documents. In the event that any Letters of Credit are outstanding upon the expiration of the Commitment Period for the Revolving Loan, Borrower shall, upon U. S. Bank's request, deposit with U. S. Bank in a special demand deposit account set up by Borrower, an amount of cash necessary to cover all outstanding Letters of Credit. Borrower hereby grants
U. S. Bank a security interest in any such demand deposit account and gives
U. S. Bank the authority to debit such account upon a draw on outstanding Letters of Credit in an amount equal to the amount paid by U. S. Bank to the beneficiaries of such Letters of Credit. In the event Borrower does not establish such an account, or in

CREDIT AGREEMENT                                                       PAGE 11
the event the amount of funds in such account are insufficient to satisfy the obligations of U. S. Bank under all outstanding Letters of Credit, then all payments made by U. S. Bank under such Letters of Credit shall automatically constitute Fundings under the Revolving Loan, notwithstanding the fact that the Commitment Period for the Revolving Loan has expired. U. S. Bank shall maintain possession of the Revolving Note until all Letters of Credit have either expired, been canceled, or been paid by U. S. Bank and U. S. Bank has been reimbursed in full.

ARTICLE III.   ACQUISITION LOAN

     3.1  LOAN COMMITMENT

          (a) Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will make Fundings to Borrower from time to time during the period ending on September 30, 2003 (the "Acquisition Loan"), but such Fundings shall not exceed, in the aggregate principal amount at any one time outstanding, the Acquisition Loan Commitment. Borrower may borrow, repay, and reborrow hereunder either the full amount of the Acquisition Loan Commitment or any lesser sum.

          (b) "Acquisition Loan Commitment" means the sum of (i) the amount of the initial Funding under the Acquisition Loan for the acquisition by Borrower of all of the issued and outstanding stock of Radio Cine Forniture (not to exceed $14,000,000), less (ii) on an aggregate basis, on September 30 of each year (commencing September 30, 1999), an amount equal to the amount of the initial Funding under clause (i) divided by seven, and less (iii) the aggregate amount of all Disposition Payments.

     3.2  USE OF PROCEEDS

     The initial Funding under the Acquisition Loan shall be used solely for the acquisition by Borrower of all of the issued and outstanding stock of Radio Cine Forniture. After completion of such acquisition, the proceeds of the Acquisition Loan shall be used by Borrower for general corporate purposes.

     3.3  ACQUISITION NOTE

     The Acquisition Loan shall be evidenced by a promissory note in the form attached hereto as EXHIBIT B (the "Acquisition Note").

CREDIT AGREEMENT                                                       PAGE 12

     3.4  INTEREST RATES

     Each time Borrower requests a Funding, at any time prior to the expiration of each Interest Period for any LIBOR Rate Borrowing, and at any other time with respect to Prime Rate Borrowings, so long as there exists no Event of Default, Borrower may elect either the Prime Borrowing Rate or the LIBOR Borrowing Rate to apply to such Funding, such existing LIBOR Rate Borrowing at the end of the Interest Period, or such existing Prime Rate Borrowing. In the event Borrower does not specify an interest rate election as provided for herein for a requested Funding or prior to the end of any Interest Period with respect to an existing LIBOR Rate Borrowing, then such Funding or existing LIBOR Rate Borrowing at the expiration of such Interest Period shall be deemed to constitute a Prime Rate Borrowing. There shall be a maximum of three LIBOR Rate Borrowings outstanding under the Term Loan at any time.

     3.5  Repayment

          (a) Commencing on the first day of the first month following the initial Funding under the Acquisition Loan and on the first day of each month thereafter, Borrower shall pay U. S. Bank an amount equal to all accrued interest on the Acquisition Loan.

          (b) Commencing on September 30, 1999, and on September 30 of each year thereafter until the Acquisition Loan is repaid in full, Borrower shall pay U. S. Bank the amount of principal (if any) necessary to reduce the outstanding principal balance of the Acquisition Loan to then applicable Acquisition Loan Commitment.

          (c) Borrower shall pay U. S. Bank all outstanding principal, accrued interest, and other charges with respect to the Acquisition Loan on September 30, 2003.

     3.6  ACQUISITION LOAN FEES

          (a) Concurrently with the execution of this Agreement, Borrower shall pay U. S. Bank a nonrefundable fee for the Acquisition Loan in the amount of $56,000.

          (b) On June 30 of each year, commencing June 30, 1998, Borrower shall pay U. S. Bank a nonrefundable commitment fee in an amount equal to
 .10% of the Acquisition Loan Commitment.

CREDIT AGREEMENT                                                       PAGE 13

     3.7  DISBURSEMENT OF INITIAL FUNDING UNDER ACQUISITION LOAN

     Borrower has requested U. S. Bank to disburse the initial Funding under the Acquisition Loan by making a wire transfer of funds to an account of Borrower at Cassa Di Risparmio in Bologna SPA. Borrower shall not withdraw, transfer, or assign any funds deposited into such account unless and until Borrower has received written notice from U. S. Bank that the following conditions have been fulfilled to the satisfaction of U. S. Bank:

          (a) U. S. Bank shall have received, reviewed, and approved all agreements, instruments, and other documents (together with the substance thereof) arising out of or related to the acquisition of all of the issued and outstanding stock of Radio Cine Forniture.

          (b) U. S. Bank shall have received, reviewed, and approved the structure of and accounting with respect to the acquisition of Radio Cine Forniture.

ARTICLE IV.    GENERAL PROVISIONS APPLICABLE TO THE LOANS

     4.1  FUNDINGS

          (a) Borrower shall give U. S. Bank irrevocable notice (either in writing or orally and promptly confirmed in writing) for each Prime Rate Borrowing under a Loan and shall give U. S. Bank two Business Days' prior written notice (between 8 a.m. and 12 noon Seattle, Washington time) for each LIBOR Rate Borrowing under a Loan. Each such notice ("Borrowing Notice") shall be in the form attached hereto as EXHIBIT C and shall be given by, and any written notice or confirmation of an oral notice shall be signed by, Chief Executive Officer or Chief Financial Officer, each of whom is authorized to request Fundings and direct disposition of any such Fundings until written notice by Borrower of the revocation of such authority is received by U. S. Bank. The Borrowing Notice shall specify (i) the amount of the requested Funding, (ii) the interest option chosen by Borrower in accordance with SECTION 2.4 or SECTION 3.4 hereof (as the case may be), (iii) for LIBOR Rate Borrowings, the Interest Period, and (iv) whether Borrower is requesting a new Funding at the LIBOR Borrowing Rate or conversion of any portion of the Prime Rate Borrowing to an LIBOR Rate Borrowing. Each Borrowing Notice shall be effective upon receipt, except that notices received by U. S. Bank after 12 noon, Seattle time, on a Business Day shall be deemed to be received on the immediately succeeding Business Day. Each Borrowing Notice shall be irrevocable and shall be deemed to constitute a representation and warranty by Borrower that, as of the date of the notice,
(i) the statements set forth in ARTICLE VIII hereof are true and correct,
(ii) no material adverse change in Borrower's financial condition has occurred subsequent to

CREDIT AGREEMENT                                                       PAGE 14

December 31, 1997, and (iii) no Event of Default has occurred and is continuing. Any such Funding shall be conclusively presumed to have been made to or for the benefit of Borrower when made in accordance with such a request and direction for disposition or when such Funding is deposited to the credit of the account of Borrower with U. S. Bank or is transmitted to any other bank with directions to credit the same to the account of Borrower at such bank, regardless of whether persons other than those authorized hereunder to make requests for Fundings have authority to draw against any such account.

          (b) Borrower acknowledges that U. S. Bank cannot effectively determine whether a particular request for a Funding is valid, authorized, or authentic. It is nevertheless important to Borrower that it has the privilege of making requests for Fundings in accordance with SECTION 4.1(a) hereof. Therefore, to induce U. S. Bank to lend funds in response to such requests and in consideration for U. S. Bank's agreement to receive and consider such requests, Borrower assumes all risk of the validity, authenticity, and authorization of such requests, whether or not the individual making such requests has authority to request Fundings and whether or not the aggregate sum owing exceeds the maximum principal amount referred to above. U. S. Bank shall not be responsible under principles of contract, tort, or otherwise for the amount of an unauthorized or invalid Funding; rather, Borrower agrees to repay any sums with interest as provided herein.

     4.2  MANNER OF PAYMENT

     All sums payable to U. S. Bank pursuant to this Agreement shall be paid directly to U. S. Bank in immediately available United States funds. Whenever any payment to be made hereunder or on any of the Notes becomes due and payable on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

     4.3  STATEMENTS

     U. S. Bank shall send Borrower statements of all amounts due hereunder; the statements shall be considered correct and conclusively binding, absent manifest error, on Borrower unless Borrower notifies U. S. Bank to the contrary within 30 days of receipt of any statement that Borrower claims to be incorrect. Borrower agrees that accounting entries made by U. S. Bank with respect to Borrower's loan accounts shall constitute evidence of all Fundings made under and payments made on any of the Loans. Without limiting the methods by which U. S. Bank may otherwise be entitled by Applicable Law to make demand for payment of the Loans upon Borrower,

CREDIT AGREEMENT                                                       PAGE 15

Borrower agrees that any statement, invoice, or payment notice from U. S. Bank to Borrower with respect to any principal or interest obligation of Borrower to U. S. Bank shall be deemed to be a demand for payment in accordance with the terms of such statement, invoice, or payment notice. Under no circumstances shall a demand by U. S. Bank for partial payment of principal or interest or both be construed as a waiver by U. S. Bank of its right thereafter to demand and receive payment (in part or in full) of any remaining principal or interest obligation.

     4.4  BOOK ENTRY LOAN ACCOUNT

     U. S. Bank shall establish a book entry loan account for each of the Loans in which U. S. Bank will make debit entries of all Fundings pursuant to the terms of this Agreement. U. S. Bank will also record in the applicable loan account, in accordance with customary banking practices, all interest and other charges, expenses, and other items properly chargeable to Borrower, if any, together with all payments made by Borrower on account of the Indebtedness evidenced by Borrower's respective loan accounts and all other sums credited to the respective loan accounts. The debit balance of Borrower's respective loan accounts shall reflect the amount of Borrower's Indebtedness to U. S. Bank from time to time by reason of advances, charges, payments, or credits.

     4.5  COMPUTATIONS OF INTEREST

     All computations of interest shall be based on a 360-day year for the actual number of days elapsed.

     4.6  DEFAULT INTEREST

     Upon the occurrence and during the continuance of any Event of Default,
U. S. Bank may, at its option, raise the interest rate charged on the Loans to a rate of up to the Prime Rate plus 4 percent per annum from the date of the occurrence of the Event of Default until the Event of Default is cured or waived by U. S. Bank or, absent cure or waiver, until the Loans are repaid in full.

     4.7  MAXIMUM INTEREST RATE

     Notwithstanding any provision contained herein or in the Notes, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of interest permitted by Applicable Law to be charged, collected, or received from Borrower; and if any payments by Borrower include interest in excess of that maximum amount, U. S. Bank shall apply the excess first to reduce the unpaid balance of the Loans, then to reduce the balance of any other

CREDIT AGREEMENT                                                       PAGE 16

Indebtedness of Borrower to U. S. Bank. If there is no such Indebtedness, the excess shall be returned to Borrower.

     4.8  LATE CHARGE

     If any payment of principal or interest required under any of the Loans is 15 days or more past due, Borrower will be charged a late charge of 5 percent of the delinquent payment or $5, whichever is greater, for each such late payment. The 15-day period provided for herein shall not be construed as a waiver of any Default or Event of Default resulting from any late payment under any of the Loans.

     4.9  PREPAYMENTS

     Notwithstanding anything contained in this Agreement to the contrary, in the event Borrower fails to borrow, convert, or continue a Funding after Borrower has given notice to U. S. Bank to do so with respect to which Borrower has requested a LIBOR Rate Borrowing, or in the event that any LIBOR Rate Borrowing is terminated for any reason prior to the last day of the Interest Period applicable thereto, or in the event of any repayment or prepayment of the principal amount of any LIBOR Rate Borrowing is made for any reason on a date that is prior to the last day of the Interest Period applicable thereto (whether as a result of acceleration by U. S. Bank or otherwise), Borrower agrees to pay on demand a yield maintenance premium in an amount calculated pursuant to the formula attached hereto as EXHIBIT D, together with an amount equal to the out-of-pocket expenses incurred by U. S. Bank in liquidating such LIBOR Rate Borrowing.

     4.10 BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR ILLEGAL

          (a) U. S. Bank's obligation to maintain the LIBOR Borrowing Rate for the Loans shall be suspended upon U. S. Bank's giving notice to Borrower that it shall be against Applicable Law or impossible for U. S. Bank to maintain the LIBOR Borrowing Rate for the Loans until U. S. Bank notifies Borrower that the circumstances giving rise to the suspension no longer exist.

          (b) After the date of this Agreement, if adoption of any Applicable Law or any change therein or any change in the interpretation or administration thereof by any Governmental Body, central bank, or comparable agency charged with the interpretation or administration thereof, or if compliance by U. S. Bank with any request or directive (whether or not having the force of Applicable Law) of any such Governmental Body, central bank, or comparable agency makes it against Applicable Law or impossible for U. S. Bank to maintain the Loans at the LIBOR Borrowing Rate, U. S. Bank shall immediately give notice thereof to Borrower.

CREDIT AGREEMENT                                                       PAGE 17

          (c) Upon notice to Borrower provided for in SECTION 4.10(a) or (b) hereof, all LIBOR Rate Borrowings shall automatically convert to Prime Rate Borrowings.

          (d) If U. S. Bank notifies Borrower that the circumstances giving rise to the suspension of the LIBOR Borrowing Rate no longer apply, then the interest rate election set forth in SECTIONS 2.4 and 3.4 hereof shall again be effective on the date U. S. Bank provides such notice to Borrower.

     4.11 INTEREST COST

     If the revision of Regulation D announced by the Board of Governors of the Federal Reserve Board, or if the adoption of any Applicable Law or any change therein or any change in the interpretation or administration thereof by any Governmental Body, central bank, or comparable agency charged with the interpretation or administration thereof, or if compliance by U. S. Bank with any request or directive (whether or not having the force of Applicable Law) of any such Governmental Body, central bank, or comparable agency:

          (a) Shall subject U. S. Bank to any tax, duty, or other charge resulting from all or any portion of the Loans bearing interest at the LIBOR Borrowing Rate, or shall change the basis of taxation of payments to U. S. Bank of the principal of or interest on the Loans, or any portion thereof, with interest accruing at the LIBOR Borrowing Rate or any other amount due under this Agreement with regard to the Loans with interest bearing at the LIBOR Borrowing Rate (except for changes in the rate of tax on the overall net income of U. S. Bank imposed by the jurisdiction in which U. S. Bank's principal executive office lies); or

          (b) Shall impose or modify any reserve (including but not limited to any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, or similar requirement against assets of, deposits with, or for the account of, or credit extended by U. S. Bank or shall impose on U. S. Bank any other condition affecting the LIBOR Rate Borrowings under the Loans;

and the result of any of the foregoing is to increase the cost to U. S. Bank of maintaining the LIBOR Rate Borrowings or to reduce the return of U. S. Bank under this Agreement; then, from time to time, within ten days after demand by U. S. Bank, Borrower shall pay to U. S. Bank such additional amount or amounts as will compensate U. S. Bank for such increase in cost or reduction in return.

CREDIT AGREEMENT                                                       PAGE 18

     4.12 EXTENSIONS, RENEWALS, AND MODIFICATIONS

     Any extensions, renewals, and modifications of the Loans shall be governed by the terms and conditions of this Agreement and the other Loan Documents unless otherwise agreed to in writing by U. S. Bank and Borrower.

ARTICLE V.     CONDITIONS PRECEDENT FOR FUNDINGS UNDER THE LOANS

     5.1  CONDITIONS PRECEDENT FOR INITIAL FUNDING

     U. S. Bank shall not be required to make the initial Funding under any of the Loans unless or until the following conditions have been fulfilled to the satisfaction of U. S. Bank:

          (a) U. S. Bank shall have received this Agreement, the Revolving Note, and the Acquisition Note, duly executed and delivered by the respective parties thereto.

          (b) U. S. Bank shall have received, duly executed and delivered by Borrower and Guarantor, respectively, a security agreement in the form attached hereto as EXHIBITS E-1 and E-2 (the "Security Agreements"), granting to U. S. Bank a first priority and exclusive security interest in all of the personal property of Borrower and Guarantor, whether tangible or intangible, now owned or hereafter acquired, together with landlord waivers executed and delivered by Borrower's landlords in a form reasonably designated by U. S. Bank.

          (c) U. S. Bank shall have received, duly executed and delivered by Borrower and Guarantor, such financing statements and other documents deemed necessary by U. S. Bank to perfect the security interest granted to U. S. Bank.

          (d) U. S. Bank has received a guaranty from Guarantor, duly executed and delivered, in the form attached hereto as EXHIBIT F (the "Guaranty").

          (e) U. S. Bank shall have received from counsel for Borrower, an opinion addressed to U. S. Bank and dated as of the date of this Agreement, in the form attached hereto as EXHIBIT G.

          (f) No Default or Event of Default hereunder shall exist, and after having given effect to the requested Funding, no Default or Event of Default shall exist.

CREDIT AGREEMENT                                                       PAGE 19

          (g) All representations and warranties of Borrower contained herein or otherwise made in writing in connection herewith shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the initial Funding.

          (h) All corporate proceedings of Borrower, Guarantor, and each other Subsidiary shall be satisfactory in form and substance to U. S. Bank, and U. S. Bank shall have received all information and copies of all documents, including records of all corporate proceedings, that U. S. Bank has requested in connection therewith, such documents where appropriate to be certified by proper corporate authorities or Governmental Bodies. Borrower shall provide U. S. Bank with the following documents prior to or upon the execution of this Agreement:

          (i) Copies of the articles or certificate of incorporation of Borrower, Guarantor, and each other Subsidiary, together with all amendments thereto, certified by Borrower to be true and complete;

          (ii) A certificate of authority/existence or good standing (as the case may be) for Borrower, Guarantor, and each other Subsidiary in their respective states of incorporation and, in the case of Borrower and Guarantor, the state of Washington, dated within 30 days of the date of the execution of this Agreement; and

         (iii) A certified resolution of the directors and incumbency certificate for each of Borrower and Guarantor in the form attached hereto as EXHIBIT H.

          (i) U. S. Bank shall have received such evidence deemed necessary by U. S. Bank that U. S. Bank's security interests in the Collateral constitute first priority and exclusive security interests, except as otherwise provided herein.

          (j) U. S. Bank shall have received a Borrowing Notice from Borrower for the initial Funding requested under the applicable Loan.

          (k) U. S. Bank shall have received insurance certificates and lender loss payable endorsements on casualty/property loss insurance in forms satisfactory to U. S. Bank to the effect set forth in SECTION 6.5 hereof.

     5.2  CONDITIONS PRECEDENT TO EACH SUBSEQUENT FUNDING

     The obligation of U. S. Bank to make any Funding under the Loans subsequent to the initial Funding hereunder is subject to the fulfillment, to the satisfaction of U. S. Bank, of the following:

CREDIT AGREEMENT                                                       PAGE 20

          (a) The conditions set forth in SECTION 5.1 shall have been previously satisfied, and U. S. Bank shall have received evidence satisfactory to U. S. Bank of satisfaction thereof.

          (b) U. S. Bank shall have received a Borrowing Notice for each requested Funding under the applicable Loan.

          (c) There shall be executed and delivered to U. S. Bank such further instruments, agreements, and documents, as may be reasonably necessary or proper in the opinion of U. S. Bank to confirm the obligations of Borrower to U. S. Bank hereunder, the grant of security therefor, and the proper use of the proceeds of all Fundings.

          (d) The representations and warranties of Borrower in ARTICLE VIII hereof shall be true on the date of each Funding with the same force and effect as if made on and as of that date.

          (e) No Default or Event of Default shall exist, and after having given effect to the requested Funding, no Default or Event of Default shall exist.

          (f) To the extent not previously delivered, all other documents, agreements, and instruments from or with respect to Borrower or any other Person that may be called for hereunder shall be duly executed and delivered to U. S. Bank, including but not limited to all documents, agreements, and instruments deemed necessary by U. S. Bank to perfect its security interest in Collateral acquired after the date of this Agreement. For the purposes of this Agreement, the waiver of delivery of any document, agreement, or instrument from or with respect to Borrower or any other Person does not constitute a continuing waiver with respect to the obligation to fulfill the conditions precedent to each Funding hereunder.

ARTICLE VI.    AFFIRMATIVE COVENANTS

     Borrower hereby covenants and agrees that so long as this Agreement is in effect, and until the Loans, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall:

     6.1  FINANCIAL DATA

     Keep its books of account in accordance with generally accepted accounting principles, consistently applied, and furnish to U. S. Bank:

          (a) As soon as practicable and in any event within 60 days after the close of each fiscal quarter of Borrower, the following unaudited financial statements

CREDIT AGREEMENT                                                       PAGE 21
of Borrower on a consolidated and consolidating basis, for each such fiscal quarter, all in reasonable detail and certified by Borrower to be true and correct: balance sheet, statement of income, and statement of cash flows. There shall be included in such financial statements a calculation of the financial covenants provided for in ARTICLE VII hereof.

          (b) As soon as practicable and in any event within 120 days after the close of each fiscal year of Borrower, the following financial statements of Borrower, setting forth the corresponding figures for the previous fiscal year in comparative form where appropriate, all in reasonable detail and audited (without any qualification or exception deemed material by U. S.
Bank) by Borrower's current independent certified public accountant or such other independent certified public accountants selected by Borrower and satisfactory to U. S. Bank: balance sheet, statement of income, and statement of cash flows. Borrower shall provide U. S. Bank with a copy of its independent certified public accountants' management letter or other similar report or correspondence to Borrower.

          (c) The financial statements of Guarantor as required by the Guaranty.

          (d) As soon as practicable and in any event within 60 days after the close of each fiscal quarter of Borrower, certificates signed by Borrower, stating that during such period no Default or Event of Default existed or if any such Default or Event of Default existed, specifying the nature thereof, the period of existence thereof, and what action Borrower proposes to take or has taken with respect thereto, and that during such period Borrower was in compliance with all of the financial covenants set forth in ARTICLE VII hereof; and promptly upon the occurrence of any Default or Event of Default, a certificate signed by Borrower, specifying the nature thereof, the period of existence thereof, and what action Borrower proposes to take or has taken with respect thereto.

          (e) Upon request by U. S. Bank, copies of all reports relative to the operations of Borrower and its Affiliates filed with any Governmental Body.

          (f) As soon as practicable and in any event within 90 days after the beginning of each fiscal year of Borrower, a statement projecting all capital expenditures to be made or committed to during such fiscal year with respect to Borrower and its Subsidiaries.

          (g) With reasonable promptness, such other information regarding the business, operations, and financial condition of Borrower and the Subsidiaries as U. S. Bank may from time to time reasonably request.

CREDIT AGREEMENT                                                       PAGE 22

     6.2  LICENSES AND PERMITS

     Maintain all Governmental Approvals and all related or other material agreements necessary for Borrower or the Subsidiaries to operate their businesses, as they now exist or as may be modified or expanded. Borrower will at all times comply with all Applicable Laws relating to the operations, facilities, or activities of Borrower or the Subsidiaries.

     6.3  MAINTENANCE OF PROPERTIES

     Keep Borrower's and the Subsidiaries' properties in good repair and in good working order and condition, in a manner consistent with past practices and comparable to industry standards; from time to time make all appropriate and proper repairs, renewals, replacements, additions, and improvements thereto; and keep all equipment that may now or in the future be subject to compliance with any Applicable Laws in full compliance with such Applicable Laws.

     6.4  PAYMENT OF CHARGES

     Duly pay and discharge all material (a) taxes, assessments, levies, and any other charges of Governmental Bodies imposed on or against Borrower or any Subsidiary or its property or assets, or upon any property leased by Borrower or any Subsidiary, prior to the date on which penalties attached thereto, unless and to the extent only that such taxes, assessments, levies, and any other charges of Governmental Bodies, after written notice thereof having been given to U. S. Bank, are being contested in good faith and by appropriate proceedings;
(b) claims allowed by Applicable Laws, whether for labor, materials, rentals, or anything else, which could, if unpaid, become a lien or charge upon Borrower's or any Subsidiary's property or assets or the outstanding capital stock of Borrower or any Subsidiary or adversely affect the facilities or operations of Borrower or any Subsidiary (unless and to the extent only that the validity thereof is being contested in good faith and by appropriate proceedings after written notice thereof has been given to U. S. Bank); (c) trade bills in accordance with the terms thereof or generally prevailing industry standards; and (d) other Indebtedness heretofore or hereafter incurred or assumed by Borrower, unless such Indebtedness be renewed or extended. In the event any charge is being contested by Borrower or any Subsidiary as allowed above, Borrower shall establish adequate reserves against possible liability therefor.

     6.5  INSURANCE

          (a) Maintain insurance upon Borrower's and the Subsidiaries' properties and business insuring against such risks as U. S. Bank shall reasonably

CREDIT AGREEMENT                                                      PAGE 23
determine from time to time. Borrower shall cause each insurance policy issued in connection therewith to provide and shall cause the insurer issuing such policy to certify to U. S. Bank that (i) if such insurance is proposed to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify U. S. Bank, and such cancellation or change shall not be effective as to U. S. Bank for 30 days after receipt by U. S. Bank of such notice, unless the effect of the change is to extend or increase coverage under the policy; (ii) U. S. Bank will have the right at its election to remedy any default in the payment of premiums within 30 days of notice from the insurer of the default; and (iii) loss payments from casualty/property loss insurance in excess of $100,000 in each instance will be payable jointly to the Borrower and
U. S. Bank as secured party or otherwise as its interest may appear.

          (b) From time to time upon request by U. S. Bank, promptly furnish or cause to be furnished to U. S. Bank evidence, in form and substance satisfactory to U. S. Bank, of the maintenance of all insurance, indemnities, or bonds required by this SECTION 6.5 or by any license, lease, or other agreement to be maintained, including but not limited to such originals or copies as U. S. Bank may request of policies, certificates of insurance, riders, assignments, and endorsements relating to the insurance and proof of premium payments.

     6.6  MAINTENANCE OF RECORDS

     Keep at all times books of account and other records in which full, true, and correct entries will be made of all dealings or transactions in relation to the business and affairs of Borrower and the Subsidiaries.

     6.7  INSPECTION

     Allow any representative of U. S. Bank to visit and inspect any of the properties of Borrower and the Subsidiaries, to examine the books of account and other records and files of Borrower and the Subsidiaries, to make copies thereof, and to discuss the affairs, business, finances, and accounts of Borrower and the Subsidiaries with their officers, employees, and accountants, all at such reasonable times and as often as U. S. Bank may desire. This right of inspection shall specifically include U. S. Bank's collateral and financial examinations.

     6.8  HAZARDOUS SUBSTANCES

          (a) Borrower hereby covenants and agrees that so long as any Indebtedness of Borrower to U. S. Bank is outstanding:

CREDIT AGREEMENT                                                      PAGE 24

          (i) Borrower will not permit its property or that of the Subsidiaries or any portion thereof to be a site for the storage, use, generation, manufacture, disposal or transportation of Hazardous Materials in violation of Hazardous Materials Laws;

          (ii) Borrower will not permit any Hazardous Materials to be disposed of off its property or that of the Subsidiaries other than in properly licensed disposal sites;

          (iii) Borrower, at Borrower's sole cost and expense, will keep and maintain its property and that of the Subsidiaries and each portion thereof in compliance with and shall not cause or permit its property or any portion thereof to be in violation of any Hazardous Materials Laws; and

          (iv) Borrower will immediately advise U. S. Bank in writing of any Hazardous Material Claim.

          (b) Borrower agrees to indemnify U. S. Bank and hold U. S. Bank harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits, and other proceedings and costs and expenses (including attorneys' fees), arising directly or indirectly from or out of or in any way connected with (i) the accuracy of the representations contained in SECTION 8.18 hereof; (ii) any activities on the property of Borrower or any Subsidiary during their ownership, possession, or control thereof which directly or indirectly results in such property or any other property becoming contaminated with Hazardous Materials; (iii) the discovery of Hazardous Materials on its property; (iv) the cleanup of Hazardous Materials from their property; and (v) the discovery of Hazardous Materials or the cleanup of Hazardous Materials from adjacent or other property that has become contaminated as a result of any activity on Borrower's or any Subsidiary's property. As between Borrower and U. S. Bank, Borrower acknowledges that it will be solely responsible for all costs and expenses relating to the cleanup of Hazardous Materials from its property, the property of the Subsidiaries or from any other properties that become contaminated with Hazardous Materials as a result of activities on or the contamination of its property.

          (c) Borrower's obligations under this SECTION 6.8 are unconditional and shall not be limited by any nonrecourse or other limitations of liability provided for in the Loan Documents. The representations, warranties, and covenants of Borrower set forth in this SECTION 6.8 and SECTION 8.18 hereof (including but not limited to the indemnity provided for in SECTION 6.8(b) hereof) shall survive the closing and repayment of the Loans to U. S. Bank; and, to the extent permitted by

CREDIT AGREEMENT                                                      PAGE 25

Applicable Laws and Hazardous Materials Laws, shall survive the transfer of its property by foreclosure proceedings (whether judicial or nonjudicial), deed in lieu of foreclosure, or otherwise. Borrower acknowledges and agrees that its covenants and obligations hereunder are separate and distinct from its obligations under the Loans and the Loan Documents.

     6.9  CORPORATE EXISTENCE

     Maintain and preserve the corporate existence of Borrower and the Subsidiaries.

     6.10 NOTICE OF DISPUTES AND OTHER MATTERS

     Promptly give written notice to U. S. Bank of:

          (a) Any citation, order to show cause, or other legal process or order that could have a material adverse effect on Borrower, directing Borrower to become a party to or to appear at any proceeding or hearing by or before any Governmental Body that has granted to Borrower any Governmental Approval, and include with such notice a copy of any such citation, order to show cause, or other legal process or order;

          (b) Any (i) refusal, denial, threatened denial, or failure by any Governmental Body to grant, issue, renew, or extend any material Governmental Approval; (ii) proposed or actual revocation, termination, or modification (whether favorable or adverse) of any Governmental Approval by any Governmental Body; (iii) dispute or other action with regard to any Governmental Approval by any Governmental Body; (iv) notice from any Governmental Body of the imposition of any material fines or penalties or forfeitures; or (v) threats or notice with respect to any of the foregoing or with respect to any proceeding or hearing that might result in any of the foregoing;

          (c) Any dispute concerning or any threatened nonrenewal or modification of any material lease for real or personal property to which Borrower or any Subsidiary is a party; or

          (d) Any actions, proceedings, or claims of which Borrower may have notice that may be commenced or asserted against Borrower or any Subsidiary in which the amount involved is $100,000 or more and is not fully covered by insurance or which, if not solely a claim for monetary damages, could, if adversely determined, have a material adverse effect on Borrower.


CREDIT AGREEMENT                                                      PAGE 26

     6.11 EXCHANGE OF NOTE

     Upon receipt of a written notice of loss, theft, destruction, or mutilation of a Note, and upon surrendering such Note for cancellation if mutilated, execute and deliver a new Note or a Note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note. Any Note issued pursuant to this
SECTION 6.11 shall be dated so that neither gain nor loss of interest shall result therefrom.

     6.12 MAINTENANCE OF LIENS

     At all times maintain the liens and security interests provided under or pursuant to this Agreement as valid and perfected first liens and security interests on the property and assets intended to be covered thereby. Except as contemplated under SECTION 7.5 hereof Borrower shall take all action requested by U. S. Bank necessary to assure that U. S. Bank has valid and exclusive liens and security interests in all Collateral.

     6.13 OTHER AGREEMENTS

     Comply with all covenants and agreements set forth in or required pursuant to any of the other Loan Documents.

     6.14 AFTER-ACQUIRED COLLATERAL

          (a) Within ten days from the date of this Agreement, Borrower shall deliver to U. S. Bank an updated schedule of all patents, trademarks, trade names, copyrights, and similar intellectual property for use by U. S. Bank in perfecting its security interest in such Collateral. Borrower agrees to provide
U. S. Bank with an updated schedule of such assets on or before the 30th day of June of each year during the term of the Loans.

          (b) Without the need for any request by U. S. Bank, execute and deliver to U. S. Bank appropriate instruments in order to effectuate the proper granting and perfection of a first priority security interest in or assignment of all property to U. S. Bank, whether personal, real, or mixed, hereafter acquired by Borrower or Guarantor, concurrently with the acquisition thereof.

     6.15 FURTHER ASSURANCES

     Within ten days of request by U. S. Bank, duly execute and deliver or cause to be duly executed and delivered to U. S. Bank such further instruments, agreements, and documents and do or cause to be done such further acts as may be necessary or

CREDIT AGREEMENT                                                      PAGE 27
proper in the opinion of U. S. Bank to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

     6.16 MAINTENANCE OF BANK ACCOUNTS

     As security for repayment of the Loans, maintain its principal depository accounts with U. S. Bank and effectuate the transfer of such accounts within a reasonable period of time after execution of this Agreement. Borrower hereby grants to U. S. Bank a security interest in all such accounts in order to secure the obligations of Borrower hereunder.

     6.17 DISPOSITION OF ASSETS

     Pay to U. S. Bank for application against the Acquisition Loan the proceeds of any sale or other disposition of any assets of Borrower or Guarantor (excluding sales in the ordinary course of business) in excess of $2,000,000 in any single transaction or series of related transactions in the event that such proceeds are not reinvested by Borrower or Guarantor in assets similar to the assets disposed of by Borrower or Guarantor within one year of the disposition ("Disposition Payment"). All Disposition Payments shall be due one year after the disposition of the asset giving rise to requirement for the Disposition Payment.

ARTICLE VII.   NEGATIVE COVENANTS

     Borrower covenants and agrees that until all the Loans, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall not, and shall not permit any Subsidiary to, without the prior written consent of U. S. Bank:

     7.1  DIVIDENDS AND DISTRIBUTIONS

     Declare or pay any cash distributions or dividends or return any capital to any of Borrower's shareholders; authorize or make any distribution, payment, or delivery of property or cash to any of Borrower's shareholders; redeem, retire, purchase, or otherwise acquire, directly or indirectly, for consideration, any shares or other interests of Borrower now or hereafter outstanding; or set aside any funds for any of the foregoing purposes during the existence of any Default or if the dividend, distribution, or payment would result in a Default.

     7.2  TRANSACTIONS WITH AFFILIATES

     Enter into any transaction, other than an arm's-length transaction, that results in a transfer or conveyance of assets, tangible or intangible, real, personal, or mixed, by

CREDIT AGREEMENT                                                      PAGE 28

Borrower to any Affiliate of Borrower except (a) as otherwise provided by this Agreement, or (b) for the initial capitalization of a Subsidiary by Borrower.

     7.3  OTHER INDEBTEDNESS

     Create, incur, assume, or suffer to exist, contingently or otherwise, any Indebtedness except (a) Indebtedness represented by the Notes; (b) accounts and other current payables arising from the ordinary course of business;
(c) additional Indebtedness outstanding or committed to at any time (including but not limited to indebtedness evidenced by notes, bonds, debentures, leases, purchase agreements, and other contractual obligations) not in excess of an aggregate amount at any one time outstanding of $5,000,000. Notwithstanding clause (c) above, Borrower may not guarantee or become contingently liable for the obligation of any Person except as provided for herein. In computing the additional indebtedness permitted by clause (c) hereof, there shall be included all capital lease payments due from Borrower within 12 months if the amounts of such rental payments are not otherwise included as Indebtedness in accordance with generally accepted accounting principles, as well as all Indebtedness described in SECTION 7.4. Except as set forth in SECTION 7.5 hereof, none of the additional indebtedness permitted by this SECTION 7.3 shall be secured by the Collateral.

     7.4  ACQUISITION INDEBTEDNESS

     In connection with any acquisition of the stock, other ownership interest, or substantial portion of the assets of any Person for aggregate consideration in excess of $5,000,000, create, incur, assume, or suffer to exist, contingently or otherwise, any Indebtedness that is payable to such Person or any Affiliate of any such Person unless such Indebtedness is subordinated to the Indebtedness of Borrower to U. S. Bank pursuant to a subordination agreement in form and substance acceptable to U. S. Bank.

     7.5  LIENS

     Contract, create, incur, assume, or suffer to exist any mortgage, pledge, lien, or other charge or encumbrance of any kind (including but not limited to the charge upon property purchased under conditional sales or other title retention agreements) upon or grant any interest in any of its property or assets whether now owned or hereafter acquired, except (a) liens granted pursuant to this Agreement; (b) liens in connection with worker's compensation, unemployment insurance, or other social security obligations; (c) good faith deposits in connection with bids, tenders, contracts, or leases or deposits to secure public statutory obligations; (d) mechanic's, carrier's, repairmen's, or other like liens in the ordinary course of business with respect to

CREDIT AGREEMENT                                                      PAGE 29
obligations that are not overdue or that are being contested in good faith and for which appropriate reserves have been established or for which deposits to obtain the release of such liens have been made; (e) liens for taxes, assessments, levies, or charges of Governmental Bodies imposed upon Borrower or its property, operations, income, products, or profits that are not at the time due or payable or for which, if the validity thereof is being contested in good faith by legal or administrative proceedings, appropriate reserves have been established; (f) encumbrances consisting of zoning regulations, easements, rights-of-way, survey exceptions, and other similar restrictions on the use of real property or minor irregularities in title thereto that do not materially impair the use of such property in the operation of the business of Borrower; (g) liens that are not consensual arising by operation of law out of judgments or awards with regard to which Borrower shall be prosecuting an appeal in good faith and for which a stay of execution has been issued and appropriate reserves established; and (h) the currently existing liens listed on EXHIBIT I hereto. The liens described in clauses (a) through (h) hereof are called the "Permitted Liens."

     7.6  ADVANCES AND LOANS

     Lend money, make credit available (other than in the ordinary course of business to customers), or lend property or the use thereof to any Person; purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or properties of any Person; guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly or by any instrument having the effect of assuring any Person's payment, performance, or capability) the Indebtedness, performance, obligations, stock, or dividends of any Person; or agree to do any of the foregoing; provided that (a) Borrower may endorse negotiable instruments for deposit or collection in the ordinary course of business, (b) Borrower may loan one or more of the Subsidiaries up to $13,000,000 in the aggregate on an arm's-length basis for the acquisition of Radio Cine Forniture, and (c) Borrower may make other loans to its Affiliates on an arm's -length basis provided that the aggregate outstanding principal balance of such loans shall not exceed $2,000,000 at any time.

     7.7  INVESTMENTS

     Invest in (by capital contribution, assumption of Indebtedness, or otherwise), acquire, purchase, or make any commitment to purchase the obligations, stock or other equity, or substantial portion of the assets of any Person except (a) direct obligations of the government of the United States of America or any agency or instrumentality thereof, (b) interest-bearing certificates of deposit or repurchase agreements issued by any commercial banking institution satisfactory to U. S. Bank, (c) stock or obligations issued in settlement of claims of Borrower against others by

CREDIT AGREEMENT                                                      PAGE 30
reason of bankruptcy or a composition or readjustment of debt or reorganization of any debtor of Borrower, (d) the acquisition by Borrower of all of the issued and outstanding stock of Radio Cine Forniture, or (e) to the extent that any such transaction or series of related transactions does not exceed $5,000,000.

     7.8  CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Wind up, liquidate, or dissolve Borrower's or any Subsidiary's affairs or enter into any transaction of merger or consolidation with any Person; convey, sell, lease, or otherwise dispose of (or agree to do any of the foregoing at any time) any of its material licenses, contracts, or permits; sell all or a substantial part of its property or assets or sell any part of its property or assets necessary or desirable for the conduct of its business as now generally conducted or as proposed to be conducted; sell any of its notes receivable, installment or conditional sales agreements, or accounts receivable; purchase, lease, or otherwise acquire all or a substantial part of the property or assets of any other Person.

     7.9  SUBSIDIARIES

     Form or acquire any Person or any portion thereof, except as permitted by
SECTION 7.7.

     7.10 TYPE OF BUSINESS

     Enter into any business which is substantially different from or not connected with the manufacture and sale of audio equipment and software, or make any substantial change in the nature of its business or operations.

     7.11 CHANGE OF CHIEF EXECUTIVE OFFICE OR NAME

     Change (a) the chief executive office of Borrower or Guarantor,
(b) Borrower's or Guarantor's name, or (c) the location of any of the Collateral; or adopt or use any trade name without (x) prior written notice to
U. S. Bank and (y) the execution, delivery, and filing (and payment of filing fees and taxes) of all such documents as may be necessary or advisable in the opinion of U. S. Bank to continue to perfect and protect the liens and security interests in the Collateral.

     7.12 CHANGE IN DOCUMENTS

     Amend, supplement, terminate, or otherwise modify in any way Borrower's certificate or articles of incorporation, contracts, or other documents delivered to U. S. Bank hereunder or executed in connection herewith.

CREDIT AGREEMENT                                                      PAGE 31

     7.13 CONTROL

     Enter into any agreement (other than employment agreements) with any Person that confers upon such Person the right or authority to control or direct a major portion of the business or assets of Borrower.

     7.14 PENSION PLAN

     Terminate or partially terminate any Plan now existing or hereafter established for Borrower or its Affiliates or withdraw from participation therein under circumstances that result or could result in liability to the Pension Benefit Guaranty Corporation, to the fund by which the Plan is funded, or to the employees (or their beneficiaries) for whom the Plan is or shall be maintained; or permit any other event or circumstance to occur that results or could result in liability to the Pension Benefit Guaranty Corporation or a violation of ERISA.

     7.15 TANGIBLE NET WORTH

     At any time during the terms of the Loans, permit Tangible Net Worth to be less than the sum of (a) $35,000,000, plus, on an aggregate basis, (ii) as of the end of each of Borrower's first fiscal quarters (commencing with Borrower's first fiscal quarter in the year 2000), an amount equal to 50 percent of Borrower's consolidated net income, without reduction for any consolidated net losses experienced by Borrower in any fiscal year.

     7.16 WORKING CAPITAL

     At any time during the terms of the Loans, permit Working Capital to be less than the sum of (a) $30,000,000, plus, on an aggregate basis, (ii) as of the end of each of Borrower's first fiscal quarters (commencing with Borrower's first fiscal quarter in the year 2000), an amount equal to 50 percent of Borrower's consolidated net income, without reduction for any consolidated net losses experienced by Borrower in any fiscal year.

     7.17 DEBT SERVICE COVERAGE

     Permit the Debt Service Coverage Ratio to be less than 2.0:1.00 as of the end of any fiscal quarter of Borrower for the trailing four-quarters then ended.

CREDIT AGREEMENT                                                      PAGE 32

     7.18 FUNDED DEBT RATIO

     As of the end of any fiscal quarter of Borrower for the trailing four-quarters then ended, permit the Funded Debt Ratio to be greater than the following:

                      TIME PERIOD              MAXIMUM FUNDED DEBT RATIO
              --------------------------       --------------------------
                   3/31/98 - 9/30/00                    3.0:1.0

                  12/31/00 - 9/30/01                    2.5:1.0

                12/31/01 and thereafter                 2.0:1.0

     7.20 LIMITATION ON CAPITAL EXPENDITURES

     Permit the total amount of Capital Expenditures (excluding the cost of the acquisition of the stock of Radio Cine Forniture) to exceed $10,000,000 in any fiscal year of Borrower during the terms of the Loans.

ARTICLE VIII.  REPRESENTATIONS AND WARRANTIES

     In order to induce U. S. Bank to enter into this Agreement and to make the Loans as herein provided, Borrower hereby makes the following representations, covenants, and warranties, all of which shall survive the execution and delivery of this Agreement and shall not be affected or waived by any inspection or examination made by or on behalf of U. S. Bank:

     8.1  CORPORATE STATUS

     Borrower and Guarantor are corporations organized and validly existing under the laws of the state of Washington. Borrower and each Subsidiary has the power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage. Borrower and each Subsidiary is qualified to do business in all states except where the failure to be qualified could not have a material adverse effect on Borrower or any Subsidiary.

     8.2  POWER AND AUTHORITY

     Borrower and Guarantor each has the power to execute, deliver, and carry out the terms and provisions of this Agreement and each of the Loan Documents and has

CREDIT AGREEMENT                                                      PAGE 33
taken all necessary action to authorize the execution, delivery, and performance of this Agreement and the other Loan Documents, the borrowings hereunder, and the making and delivery of the Notes and all Loan Documents delivered hereunder. This Agreement constitutes and the Notes and other Loan Documents and instruments issued or to be issued hereunder, when executed and delivered pursuant hereto, constitute or will constitute the authorized, valid, and legally binding obligations of Borrower or Guarantor (as the case may be) enforceable in accordance with their respective terms.

     8.3  NO VIOLATION OF AGREEMENTS

     Neither Borrower nor any Subsidiary is in default under any material provision of any agreement to which it is a party or in violation of any Applicable Laws. The execution and delivery of this Agreement, the Notes, the other Loan Documents, and the instruments incidental hereto; the consummation of the transactions herein or therein contemplated; and compliance with the terms and provisions hereof or thereof (a) will not violate any material Applicable Law, (b) will not conflict or be inconsistent with; result in any breach of any of the material terms, covenants, conditions, or provisions of; constitute a default under; or result in the creation or imposition of (or the obligation to impose) any lien, charge, or encumbrance upon any of the property or assets of Borrower or Guarantor pursuant to the terms of any material Governmental Approval, mortgage, deed of trust, lease, agreement, or other instrument to which Borrower or Guarantor is a party, by which Borrower or Guarantor may be bound, or to which Borrower or Guarantor may be subject, and (c) will not violate any of the provisions of the articles of incorporation of Borrower or Guarantor. No Governmental Approval is necessary (x) for the execution of this Agreement or the Guaranty, the making of the Notes, or the assumption and performance of this Agreement, the Guaranty, or the Notes by Borrower or Guarantor (as the case may be) or (y) for the consummation by Borrower or Guarantor of the transactions contemplated by this Agreement including but not limited to the grant of the security interests to U. S. Bank.

     8.4  RECORDING AND ENFORCEABILITY

     Neither the articles of incorporation, bylaws, or other applicable corporate documents of Borrower or Guarantor nor other agreements require recording, filing, registration, notice, or other similar action in order to insure the legality, validity, binding effect, or enforceability against all Persons of this Agreement, the Notes, or other Loan Documents executed or to be executed hereunder, other than filings or recordings that may be required under the Uniform Commercial Code or in connection

CREDIT AGREEMENT                                                      PAGE 34
with the perfection of the security interests of U. S. Bank in patents, trademarks, and similar types of Collateral.

     8.5  LITIGATION

     There are no actions, suits, or proceedings pending or threatened against or affecting Borrower or any Subsidiary before any Governmental Body that could have a material adverse effect on Borrower, any Subsidiary, or the Collateral. Neither Borrower nor any Subsidiary is in default under any material provision of any Applicable Law or Governmental Approval of any Governmental Body which could have a material adverse effect on Borrower, any Subsidiary, or on the Collateral.

     8.6  GOOD TITLE TO PROPERTIES

     Borrower and each Subsidiary has good and marketable title to, or a valid leasehold interest in, its property and assets, subject to no liens, mortgages, pledges, encumbrances, or charges of any kind, except those permitted under the provisions of SECTION 7.5 hereof.

     8.7  LICENSES AND PERMITS

     All Governmental Approvals with respect to the business of Borrower and each Subsidiary were to Borrower's knowledge duly and validly issued by the respective Governmental Bodies, are in full force and effect, and are to Borrower's knowledge valid and enforceable in accordance with their terms. With regard to such Governmental Approvals, no fact or circumstance exists that constitutes or, with the passage of time or the giving of notice or both, would constitute a material default under any thereof, or permit the grantor thereof to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof. Borrower and each Subsidiary presently holds all material Governmental Approvals as are necessary or advisable in connection with the conduct of its business as now conducted and as presently proposed to be conducted.

     8.8  NO BURDENSOME AGREEMENTS

     Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any restrictions that now have or, as far as can be foreseen, could have a material adverse effect on Borrower or any Subsidiary.

     8.9  PROPERTIES IN GOOD CONDITION

     All the material properties of Borrower and each Subsidiary are, and all material properties to be added in connection with any contemplated expansion will be

CREDIT AGREEMENT                                                      PAGE 35
in good repair and good working order and condition in a manner consistent with past practices of Borrower and each Subsidiary, and comparable to industry standards and are and will be in compliance with all Applicable Laws.

     8.10 FINANCIAL STATEMENTS

     The (a) audited financial statements of Borrower dated December 31, 1997, and all schedules and notes included in such financial statements and
(b) unaudited financial statements of Borrower and each Subsidiary that have heretofore been delivered to U. S. Bank are true and correct in all material respects and present fairly (i) the financial position of Borrower and each Subsidiary as of the date of said statements and (ii) the results of operations of Borrower and each Subsidiary for the periods covered thereby; and there are not any significant liabilities that should have been reflected in the financial statements or the notes thereto under generally accepted accounting principles, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments, that are not disclosed or reserved against in the statements referred to above or in the notes thereto or that are not disclosed herein. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied. There has been no material adverse change (including but not limited to any such change occasioned by accident, act of God, war, fire, flood, explosion, strike or other labor dispute, or orders or action by any Governmental Body or public utility) in the operations, business, property, assets, or condition (financial or otherwise) of Borrower or any Subsidiary since March 31, 1998.

     8.11 OUTSTANDING INDEBTEDNESS

     Other than current trade payables, Borrower has no Indebtedness, including but not limited to Indebtedness to Affiliates, that is not listed on Borrower's unaudited financial statements dated March 31, 1998.

     8.12 TAXES

     Borrower and each Subsidiary has duly filed all tax returns and reports required by Applicable Law to be filed; and all taxes, assessments, levies, fees, and other charges of Governmental Bodies upon Borrower and each Subsidiary or upon its assets that are due and payable have been paid (except as otherwise permitted in this Agreement).


CREDIT AGREEMENT                                                      PAGE 36

     8.13 LICENSE FEES

     Borrower and each Subsidiary has paid all fees and charges that have become due for any Governmental Approval for its business or has made adequate provisions for any such fees and charges that have accrued.

     8.14 TRADEMARKS, PATENTS, ETC.

     Attached hereto as EXHIBIT J is a schedule of all trademarks, trade names, service marks, patents, and applications therefor currently held by Borrower and each Subsidiary or in which it has an interest, e.g., a license. Borrower and each Subsidiary possesses all necessary trademarks, trade names, service marks, copyrights, patents, patent rights, and licenses to conduct its businesses as now and as proposed to be conducted, without conflict with the rights or claimed rights of others.

     8.15 DISCLOSURE

     To the best of Borrower's knowledge, the exhibits hereto, the financial information and statements referred to in SECTION 8.10 hereof, any certificate, statement, report or other document furnished to U. S. Bank by Borrower or any other Person in connection herewith or in connection with any transaction contemplated hereby, and this Agreement, do not contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein or herein not misleading.

     8.16 REGULATIONS U AND X

     Borrower does not own and no part of the proceeds hereof will be used to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock. If requested by U. S. Bank, Borrower will furnish to U. S. Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation. No part of the proceeds of the Loans will be used for any purpose that violates or is inconsistent with the provisions of Regulation X of said Board of Governors.


CREDIT AGREEMENT                                                      PAGE 37

     8.17 NAMES

     Neither Borrower, Guarantor, nor any of their predecessors operate or do business or during the past five years have operated or done business under a fictitious, trade, or assumed name.

     8.18 CONDITION OF PROPERTY

     Except as otherwise disclosed to U. S. Bank, Borrower hereby represents and warrants to U. S. Bank that as of the date hereof and continuing hereafter, Borrower's property and that of each Subsidiary (both owned and leased) and each portion thereof (a) are not and to the best knowledge of Borrower after due investigation have not been a site for the use, generation, manufacture, storage, disposal, or transportation of any Hazardous Material; (b) are presently in compliance with all Hazardous Materials Laws; and (c) are not being used and to the best knowledge of Borrower after due investigation have not been used in any manner that has resulted in or will result in Hazardous Materials being spilled or disposed of on any adjacent or other property.

     8.19 PENSION PLANS

     No "reportable event" as defined in Section 4043(b) of Title IV of ERISA has occurred and is continuing with respect to any plan maintained for employees of Borrower or any Affiliate. In addition, each of the plans maintained for the employees of Borrower and its Affiliates are in compliance with the requirements of ERISA, including the minimum funding requirements.

ARTICLE IX.    EVENTS OF DEFAULT; REMEDIES

     9.1  EVENTS OF DEFAULT

     "Event of Default," wherever used herein, means any one of the following events (whatever the reason for the Event of Default, whether it shall relate to one or more of the parties hereto, and whether it shall be voluntary or involuntary or be pursuant to or affected by operation of Applicable Law):

          (a) If Borrower fails to pay the principal of or any installment of interest on either of the Notes, within five days of the date the same becomes due and payable, whether at scheduled maturity, by acceleration, or otherwise; or

          (b) If any Indebtedness of Borrower or any Subsidiary for money borrowed or credit extended becomes or is declared due and payable (after any applicable grace period) prior to the stated maturity thereof or is not paid as and when it becomes due and payable, or if any event occurs which constitutes an event of

CREDIT AGREEMENT                                                      PAGE 38
default under any instrument, agreement, or evidence of Indebtedness relating to any such obligation of Borrower; or

          (c) If Borrower or any Subsidiary fails to pay or perform (after any applicable grace period) any obligation or Indebtedness to others in excess of $50,000 (other than as set forth in SECTION 9.1(b) hereof), whether now or hereafter incurred; or

          (d) If any representation or warranty (i) made by Borrower in this Agreement or (ii) made by Borrower, Guarantor, or any other Person in any document, certificate, or statement furnished pursuant to this Agreement or in connection herewith, is false or misleading in any material respect; or

          (e) If Borrower fails to observe or perform any term, covenant, or agreement to be performed or observed pursuant to ARTICLES VI and VII hereof; or

          (f) If Borrower fails to observe or perform (not otherwise specified in this ARTICLE IX) any term, covenant, or agreement to be performed or observed pursuant to the provisions of this Agreement, the other Loan Documents, or any other agreement incidental hereto and such default is not cured within 30 days; or

          (g) If Borrower fails to perform any of its obligations under any of the Loan Documents not otherwise specified in this ARTICLE IX, or if the validity of any of such documents has been disaffirmed by or on behalf of any of the parties thereto other than U. S. Bank and such default is not cured within 30 days; or

          (h) If custody or control of any substantial part of the property of Borrower or any Subsidiary is assumed by any Governmental Body or if any Governmental Body takes any final action, the effect of which would be to have a material adverse effect on Borrower; or

          (i) If Borrower or any Subsidiary suspends or discontinues its business, or if Borrower or any Subsidiary makes an assignment for the benefit of creditors or a composition with creditors, is unable or admits in writing its inability to pay its debts as they mature, files a petition in bankruptcy, becomes insolvent (howsoever such insolvency may be evidenced), is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver, liquidator, or trustee of or for it or any substantial part of its property or assets, commences any proceeding relating to it under any Applicable Law of any jurisdiction whether now or hereafter in effect relating to bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution, or liquidation; or if there is commenced against Borrower or any Subsidiary any such proceeding that remains undismissed for a period of 90 days or more, or an order, judgment, or decree approving the petition in

CREDIT AGREEMENT                                                      PAGE 39
any such proceeding is entered; or if Borrower or any Subsidiary by any act or failure to act indicates its consent to, approval of, or acquiescence in, any such proceeding or any appointment of any receiver, liquidator, or trustee of or for it or for any substantial part of its property or assets, suffers any such appointment to continue undischarged or unstayed for a period of 90 days or more, or takes any corporate action for the purpose of effecting any of the foregoing; or if any court of competent jurisdiction assumes jurisdiction with respect to any such proceeding, or if a receiver or a trustee or other officer or representative of a court or of creditors, or if any Governmental Body, under color of legal authority, takes and holds possession of any substantial part of the property or assets of Borrower or any Subsidiary; or

          (j) If there is any refusal or failure by any Governmental Body to issue, renew, or extend any lease or Governmental Approval with respect to the operation of the business of Borrower or any Subsidiary, or any denial, forfeiture or revocation by any Governmental Body of any Governmental Approval that could have a material adverse effect on Borrower or any Subsidiary; or

          (k) If any of the events described in SECTION 6.10 hereof occur or are threatened and, in U. S. Bank's reasonable judgment, such event jeopardizes or could reasonably be expected to jeopardize repayment of any of the Notes; or

          (l) If at any time Greg C. Mackie does not own or have voting control of 20 percent or more of the issued and outstanding voting stock of Borrower; or

          (m) If any material adverse change in the business or financial condition of Borrower or any Subsidiary occurs, or if any event that materially increases U. S. Bank's risk or materially impairs the Collateral occurs.

     9.2  ACCELERATION; REMEDIES

     Upon the occurrence of any Event of Default or at any time thereafter, if any Event of Default is then continuing, U. S. Bank may, by written notice to Borrower, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Notes and interest accrued thereon to be immediately due and payable by the maker thereof; and such principal and interest shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower. Notwithstanding the foregoing, upon the occurrence of any Event of Default specified in
SECTION 9.1(h) or 9.1(i) hereof (in the case of SECTION 9.1(i), upon the expiration of any applicable 90-day period mentioned therein), the obligation of
U. S. Bank to advance Fundings shall automatically terminate and the unpaid principal

CREDIT AGREEMENT                                                      PAGE 40
amount of the Loans, together with all interest thereon and other amounts payable under the Loan Documents shall automatically become due and payable without further act of U. S. Bank. U. S. Bank may proceed to protect and enforce its rights hereunder or realize on any or all security granted pursuant hereto in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise. All rights and remedies given by this Agreement, the Notes, and the other Loan Documents are cumulative and not exclusive of any thereof or of any other rights or remedies available to U. S. Bank; no course of dealing between Borrower and
U. S. Bank or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy; and every right and remedy may be exercised from time to time and as often as deemed appropriate by U. S. Bank.

ARTICLE X.     MISCELLANEOUS

     10.1 NOTICES

     All notices, requests, consents, demands, approvals, and other communications hereunder shall be deemed to have been duly given, made, or served if made in writing and delivered personally, sent via facsimile, or mailed by first-class mail, postage prepaid, to the respective parties to this Agreement as follows:

          (a)  If to Borrower:

               Mackie Designs Inc.
               16220 Woodinville-Redmond Road NE
               Woodinville, Washington 98072
               Attention:  Chief Financial Officer
               Facsimile No.:  (425) 483-1801

          (b)  If to U. S. Bank:

               U. S. Bank National Association
               10800 NE Eighth Street, Suite 1000
               Bellevue, Washington  98004
               Attention: Ann B. Caldwell
               Facsimile No.:  (425) 450-5989

The designation of the persons to be so notified or the address of such persons for the purposes of such notice may be changed from time to time by similar notice in writing, except that any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent.

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

     10.2 PAYMENT OF EXPENSES

     Whether or not the transactions hereby contemplated are consummated, Borrower shall pay on demand all costs and expenses of U. S. Bank incurred in connection with the preparation, negotiation, execution, and delivery of the Loan Documents, as well as any amendments, modifications, consents, or waivers relating thereto, including, without limitation, reasonable attorneys' fees, appraisal fees, title insurance fees, and recording fees. In addition, if there shall occur any Default or Event of Default, U. S. Bank shall be entitled to recover any costs and expenses incurred in connection with the preservation of rights under, and enforcement of, the Loan Documents, whether or not any lawsuit or arbitration proceeding is commenced, in all such cases, including, without limitation, reasonable attorneys' fees and costs (including the allocated fees of internal counsel). Costs and expenses as referred to above, shall include, without limitation, a reasonable hourly rate for collection personnel, whether employed in-house or otherwise, overhead costs as reasonably allocated to the collection effort, and all other expenses actually incurred. Reasonable attorneys' fees shall include, without limitation, attorneys' fees and costs incurred in connection with any bankruptcy case or other insolvency proceeding commenced by or against Borrower or any Person granting a security interest in any item of Collateral, including all fees incurred in connection with
(a) moving from relief from the automatic stay, to convert or dismiss the case or proceeding, or to appoint a trustee or examiner, or (b) proposing or opposing confirmation of a plan of reorganization or liquidation, in any case without regard to the identity of the prevailing party.

     10.3 SETOFF

     Borrower hereby pledges and gives to U. S. Bank, and any Participant, for the amount of all past, present, and future Indebtedness of Borrower to
U. S. Bank, a lien and security interest in the balance of any deposit account maintained by Borrower at U. S. Bank or any Participant (with the exception of payroll accounts). In the case of Borrower's Default hereunder, Borrower hereby authorizes U. S. Bank or any such Participant at U. S. Bank's sole option, at any time and from time to time, to apply to the payment of all or any portion of the Loans or other Indebtedness of Borrower to U. S. Bank, any deposit balance or balances now or hereafter in the possession of U. S. Bank or such Participant that belong to or are owed to Borrower.

     10.4 WAIVER OF SETOFF

     In the event that U. S. Bank sells all or any portion of the Loans to any Participant, Borrower hereby waives the right to interpose any setoff, counterclaim, or cross-claim (other than compulsory counterclaims or cross-claims) in connection with

CREDIT AGREEMENT                                                      PAGE 42
any litigation or dispute under this Agreement, regardless of the nature of such setoff, counterclaim, or cross-claim.

     10.5 FEES AND COMMISSIONS

     Borrower agrees to indemnify U. S. Bank and hold it harmless with regard to any commissions, fees, judgments, or expenses of any nature and kind that
U. S. Bank may become liable to pay by reason of any claims by or on behalf of brokers, finders, or agents in connection with any act or failure to act by Borrower or any litigation or similar proceeding arising from such claims. Borrower states that it is aware of no valid basis for any such claims.

     10.6 NO WAIVER

     No failure or delay on the part of U. S. Bank or the holder of any of the Notes in exercising any right, power, or privilege hereunder and no course of dealing between Borrower and U. S. Bank or the holder of any of the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power, or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that U. S. Bank or any subsequent holder of any of the Notes would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of U. S. Bank to any other or further action in any circumstances without notice or demand.

     10.7 ENTIRE AGREEMENT AND AMENDMENTS

     This Agreement represents the entire agreement between the parties hereto with respect to the Loans and the transactions contemplated hereunder and, except as expressly provided herein, shall not be affected by reference to any other documents. This Agreement, or any provision hereof, may not be changed, waived, discharged, or terminated orally, but only by an instrument in writing, signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

     10.8 BENEFIT OF AGREEMENT

     This Agreement is binding upon and inures to the benefit of Borrower and
U. S. Bank and their successors and assigns and all subsequent holders of any of the Notes or any portion thereof. Borrower expressly acknowledges that
U. S. Bank is not prohibited or restricted from assigning rights or participations hereunder or any

CREDIT AGREEMENT                                                      PAGE 43
portion thereof to another Person. Borrower, however, is precluded from assigning any of its respective rights or delegating any of its obligations hereunder or under any of the other agreements between Borrower and U. S. Bank without the prior written consent of U. S. Bank.

     10.9 SEVERABILITY

     If any provision of this Agreement or any of the Loan Documents is held invalid under any Applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given an effect without the invalid provision, and, to this end, the provisions hereof are severable.

     10.10     DESCRIPTIVE HEADINGS

     The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not affect the meaning or construction of any of the provisions hereof.

     10.11     GOVERNING LAW

     This Agreement and the rights and obligations of the parties hereunder and under the other Loan Documents shall be construed in accordance with and shall be governed by the laws of the state of Washington without regard to the choice of law rules thereof.

     10.12     CONSENT TO JURISDICTION, SERVICE, AND VENUE

     For the purpose of enforcing payment of any of the Notes, performance of the obligations under any of the Notes, any arbitration award under the other Loan Documents, or otherwise in connection herewith, Borrower hereby consents to the jurisdiction and venue of the courts of the state of Washington or of any federal court located in such state including but not limited to the Superior Court of Washington for King County and the United States District Court for the Western District of Washington. Borrower hereby waives the right to contest the jurisdiction and venue of courts located in King County, Washington, on the ground of inconvenience or otherwise and waives any right to bring any action or proceeding against U. S. Bank in any court outside King County, Washington. The provisions of this Section 10.12 do not limit or otherwise affect the right of
U. S. Bank to institute and conduct action in any other appropriate manner, jurisdiction, or court.

CREDIT AGREEMENT                                                      PAGE 44

     10.13     ARBITRATION

          (a) Either Borrower or U. S. Bank may require that all disputes, claims, counterclaims, and defenses, including those based on or arising from any alleged tort ("Claims") relating in any way to the Loans be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code. All Claims will be subject to the statutes of limitations that would be applicable if they were litigated.

          (b) This provision is void if the Loans, at the time of the proposed submission to arbitration, are secured by real property located outside of Oregon or Washington or if the effect of the arbitration procedure (as opposed to any Claims of Borrower) would be to materially impair U. S. Bank's ability to realize on any Collateral pursuant to an arbitration ruling favorable to
U. S. Bank.

          (c) If arbitration occurs and each party's Claim is less than $100,000, one neutral arbitrator will decide all issues; if either party's Claim is more than $100,000, three neutral arbitrators will decide all issues. All arbitrators will be active Washington State Bar members in good standing. All arbitration hearings will be held in Seattle, Washington. In addition to all other powers, the arbitrator or arbitrators shall have the exclusive right to determine all issues of arbitrability and shall have the authority to issue subpoenas. Judgment on any arbitration award may be entered in any court with jurisdiction.

          (d) If either party institutes any judicial proceeding relating to the Loans, that action shall not be a waiver of the right to submit any Claim to arbitration. In addition, each has the right before, during, and after any arbitration to exercise any number of the following remedies, in any order or concurrently: (i) setoff, (ii) self-help repossession, (iii) judicial or nonjudicial foreclosure against real or personal collateral, and
(iv) provisional remedies, including injunction, appointment of a receiver, attachment, claim and delivery, and replevin.

          (e) This arbitration clause cannot be modified or waived by either party except in writing, which writing must refer to this arbitration clause and be signed by Borrower and U. S. Bank.

     10.14     COUNTERPARTS

     This Agreement and each of the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

CREDIT AGREEMENT                                                      PAGE 45

     10.15     STATUTORY NOTICE

     ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

     [This space intentionally left blank.]


CREDIT AGREEMENT                                                      PAGE 46

     IN WITNESS WHEREOF, Borrower and U. S. Bank have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.


                                        MACKIE DESIGNS INC.

                                        By
                                          -----------------------------------
                                        Title
                                             ---------------------------------



                                        U. S. BANK NATIONAL ASSOCIATION



                                        By
                                          -----------------------------------
                                        Title
                                             ---------------------------------




CREDIT AGREEMENT                                                      PAGE 47